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                                                                      EXHIBIT 99

Exhibit No. 99 Additional Exhibits


Special Note Regarding Forward-Looking Statements and Analyst Reports
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This report may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, but actual results may differ materially from anticipated future results. Forward-looking statements may be identified by use of the words "believe", "except", anticipate", "project", estimate", "will be","will continue", "will likely result" or similar expressions. The Company's ability to predict results or the actual effect of future strategic plans is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include but are not limited to changes in: general economic conditions, interest rates, deposit flows, loan demand, competition, accounting principles and guidelines, and governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The factors included here are not exhaustive. Other sections of this report may include additional factors which could adversely impact the Company's performance.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities Exchange Commission.

New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which is effective for all fiscal quarters of all fiscal years beginning after December 31, 2000. This statement standardizes the accounting for derivative instruments and hedging activities. The bank does not engage in derivatives and hedging activities and as a result adoption of this pronouncement will not impact the results of operations or financial position of the bank.

In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accountant for the Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by Mortgage-Banking Enterprise" (SFAS No. 134) an amendment of SFAS No. 65, which is effective for the first fiscal quarter beginning after December 15, 1998. This Statement establishes standards for the subsequent accounting for securities retained after the securitization of mortgage loans held for sale by mortgage-banking enterprises. The bank does not engage in securitization of mortgage loans held for sale and as a result the adoption of this pronouncement will not impact the results of operations or financial position of the bank. Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements" was adopted in the fourth quarter of 2000. This pronouncement has not materially impacted the results of operation or financial position of the bank.